FOR IMMEDIATE RELEASE

CONTACT:	Chris D. Sammons Vice President, Investor Relations & Corporate Communications 225.932.2546

SHAW ANNOUNCES PRICING OF

12.85 MILLION SHARES COMMON STOCK OFFERING

Company to Use Net Proceeds to

Retire its Outstanding 10 3/4% Senior Notes Due 2010

Baton Rouge, Louisiana, April 13, 2005 – The Shaw Group Inc. (NYSE: SGR) today announced that the offering price for the public offering of 12,850,000 shares of its common stock has been set at $19.50 per share, or $250.6 million aggregate price to the public. An additional 1,927,500 shares may be sold if the underwriters exercise their over-allotment option in full within the next thirty days. The Company intends to use the net proceeds of the offering, together with available cash and working capital borrowings, if necessary, to fund a tender offer, which Shaw commenced on April 5, 2005, for its outstanding 10 3/4% Senior Notes due 2010. The transaction is scheduled to close on or about April 18, 2005.

Credit Suisse First Boston, UBS Investment Bank and Merrill Lynch & Co. served as joint book-running managers for the offering. A prospectus supplement relating to the offering may be obtained from the offices of Credit Suisse First Boston, 11 Madison Avenue, New York, NY 10010; UBS Investment Bank, Prospectus Department, 299 Park Avenue, New York, NY 10171; and Merrill Lynch & Co., Prospectus Department, Four World Financial Center, New York, NY 10080.

The common stock will be sold pursuant to the Company’s universal shelf registration statement. This news release does not constitute an offer to sell or the solicitation of an offer to buy the common stock described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement.

The Shaw Group Inc. is a leading global provider of technology, engineering, procurement, construction, maintenance, fabrication, manufacturing, consulting, remediation, and facilities management services for government and private sector clients in the power, process, environmental, infrastructure and emergency response markets. With over $3 billion in revenues in fiscal 2004, The Shaw Group is headquartered in Baton Rouge, Louisiana and employs approximately 19,500 people at its offices and operations in North America, South America, Europe, the Middle East and the Asia-Pacific region. For further information, please visit the Company’s website at www.shawgrp.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained herein that are not historical facts (including without limitation statements to the effect that the Company or its management “believes,” “expects,” “anticipates,” “plans,” or other similar expressions) and statements related to revenues, earnings, backlog, or other financial information or results are forward-looking statements based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions and are subject to change based upon various factors. Should one or more of such risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. A description of some of the risks and uncertainties that could cause actual results to differ materially from such forward-looking statements can be found in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including its Form 10-K and Form 10-Q reports, and on the Company’s web-site under the heading “Forward-Looking Statements”. These documents are also available from the Securities and Exchange Commission or from the Investor Relations department of Shaw. For more information on the company and announcements it makes from time to time on a regional basis visit our web site at www.shawgrp.com.

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